Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:

Suzie Boland

RFB Communications Group

813.259.0345

sboland@rfbcommunications.com

HOMEOWNERS CHOICE ANNOUNCES THIRD QUARTER 2008 RESULTS

Highlights:

Net income of $802,000 for the three months ended Sept. 30, 2008

Net income of $0.12 per diluted share for the three months ended Sept. 30, 2008

Net income of $7,538,000 for the nine months ended Sept. 30, 2008

Net income of $1.33 per diluted share for the nine months ended Sept. 30, 2008

Clearwater, Fla. – (Nov. 11, 2008) – Homeowners Choice, Inc. (NASDAQ: HCII), a Florida-based provider of homeowners’ insurance, today announced its results of operations for the three and nine months ended Sept. 30, 2008.

Net income for the third quarter 2008 was $802,000, or $0.12 per diluted share, compared with a net loss of $114,000, or $0.02 loss per diluted share, for the third quarter 2007, and for the nine months ended Sept. 30, 2008, net income was $7,538,000, or $1.33 per diluted share, compared with a net loss of $393,000, or $0.12 loss per diluted share for the prior year period. Net premiums earned for the three and nine months ended Sept. 30, 2008 were $8,051,000 and $28,309,000, respectively.

Homeowners Choice first began operations in July of 2007. Consequently certain period to period results are not comparable.

“We ended the quarter with approximately 17,000 policies outstanding, in part because we did not want to increase our loss exposure at the height of the 2008 hurricane season,” said the company’s CEO, F.X. McCahill. “We are pleased to report that after our October assumption of policies from Citizens, we currently have approximately 63,000 policies.”

Richard Allen, the company’s CFO, added, “The take-out of more than 45,000 policies from Citizens qualified us for a reduction of commissions ceded to Citizens from 16 percent to 6 percent, which should result in recognition of a pre-tax gain of approximately $3.6 million during the fourth quarter of 2008.”

Citizens is a state-sponsored homeowners’ insurance company. The State of Florida has a policy of encouraging private insurance companies to assume or “take-out” policies from Citizens to reduce the government’s risk exposure. Homeowners Choice recently announced approval from Citizens and the Florida Office of Insurance Regulation to take out up to 24,000 additional policies in December, 2008.

The company will host an earnings conference call today at 4:30 p.m. ET during which McCahill and Allen will discuss the third quarter results. The call will be available live at 877-407-9210 (toll-free). International callers should call 201-689-8049. Analysts wishing to participate in the call should contact Jay Madhu, investor relations director, at 813-263-5007. A live audio webcast of the call will be available at http://www.ir-site.com/hcpci/events.asp. Replays of the webcast will be available until Feb.12, 2009.

About Homeowners Choice, Inc.

Homeowners Choice, Inc. is a Florida-based insurance holding company, headquartered in Clearwater, Fla. and founded by Florida homeowners. Its wholly-owned subsidiary, Homeowners Choice Property & Casualty Insurance Company, Inc., which began operations in July 2007, provides property and casualty homeowners’ insurance, condominium owners’ insurance and tenants’ insurance solely to Florida property owners. The company’s principal executive offices are located at 2340 Drew St., Suite 200, Clearwater, Fla. 33765. More information about Homeowners Choice, Inc. is available at www.hcpci.com.

Forward-Looking Statements

This news release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan” and “project” and other similar words and expressions are intended to signify forward-looking statements. The forward-looking statements in this news release include statements regarding the potential earnings from an expected reduction in commissions to Citizens. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the company’s registration statement filed with the Securities and Exchange Commission. Should any risks or uncertainties develop into actual events, these developments could have material adverse effects on the company’s business, financial condition, and results of operations. Homeowners Choice, Inc. disclaims all obligations to update any forward-looking statements.

HOMEOWNERS CHOICE, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Dollars in thousands)

	At September 30, 2008	At December 31, 2007
	(Unaudited)
Assets
Cash and cash equivalents	$26,169	15,729
Short-term investments	26,382	17,055
Accrued interest and dividends receivable	55	60
Premiums receivable	12,888	3,256
Ceded reinsurance balances receivable	2,830	—
Assumed reinsurance balances receivable	497	—
Deferred policy acquisition costs	5,424	3,163
Office equipment, net	237	36
Deferred income taxes, net	1,161	653
Income taxes receivable	152	—
Other assets	223	41

Total assets	$76,018	39,993

Liabilities and Stockholders’ Equity
Losses and loss adjustment expenses	7,323	1,688
Unearned premiums	34,233	19,814
Ceded reinsurance balances payable	—	1,060
Assumed reinsurance balances payable	—	833
Accrued expenses	1,711	832
Income taxes payable	—	1,266
Other liabilities	733	162

Total liabilities	44,000	25,655

Stockholders’ equity:
Preferred stock (no par value 20,000,000 shares authorized, no shares issued or outstanding)	—	—
Common stock, (no par value, 40,000,000 shares authorized, 6,848,668 and 5,182,000 shares issued and outstanding in 2008 and 2007)	—	—
Additional paid-in capital	23,525	13,383
Retained earnings	8,493	955

Total stockholders’ equity	32,018	14,338

Total liabilities and stockholders’ equity	$76,018	39,993

HOMEOWNERS CHOICE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenue

Net premiums earned	$8,051	1,692	28,309	1,692
Net investment income	425	203	1,152	314
Other	189	—	591	—

Total revenue	8,665	1,895	30,052	2,006

Expenses

Losses and loss adjustment expenses	4,565	984	11,011	984
Policy acquisition and other underwriting expenses	2,774	1,182	6,893	1,188
Pre-opening expenses	—	75	—	419

Total expenses	7,339	2,241	17,904	2,591

Income (loss) before income taxes	1,326	(346)	12,148	(585)
Income tax expense (benefit)	524	(232)	4,610	(192)

Net income (loss)	$802	(114)	7,538	(393)

Basic earnings (loss) per share	$0.13	(0.02)	1.36	(0.12)

Diluted earnings (loss) per share	$0.12	(0.02)	1.33	(0.12)

Dividends per share	$—	—	—	—